Exhibit 18
April 29, 2010
To the Board of Directors of Time Warner Cable Inc.
60 Columbus Circle
New York, New York 10023
Dear Board of Directors,
Note 1 of the Notes to the Consolidated Financial Statements of Time Warner Cable Inc. (the “Company”) included in its Form 10-Q for the three month period ended March 31, 2010 describes a change in the measurement date (from the last day of the fourth quarter to the first day of the third quarter) utilized by the Company in performing its annual goodwill and indefinite-lived intangible assets impairment test as required under Financial Accounting Standards Board Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other (“ASC 350”). There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change is to an acceptable alternative which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2009, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.
Very truly yours,
/s/ Ernst & Young LLP
New York, New York